Exhibit 99.1

Contact:	Mike Cockrell
Chief Legal and Financial Officer
And Treasurer
(601) 649-4030

SANDERSON FARMS ANNOUNCES

RETIREMENT OF BOARD MEMBER JOHN BAKER

LAUREL, Miss. (December 18, 2020) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that John H. Baker III has informed the Company that he will retire from the Sanderson Farms Board of Directors when his current term ends at the 2021 annual shareholders’ meeting.

“Johnny Baker has been a valued member of the Sanderson Farms Board of Directors since 1994,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “His many years of experience as a successful entrepreneur in real estate development provided an important perspective in the development and implementation of our greenfield expansion plans. The Company has built seven poultry processing plants under his leadership, four of those in his adopted home state of Texas. His additional expertise in livestock management and associated agri-business matters were especially relevant to the management of our poultry operations. We are grateful for his important work in serving on our Audit and Compensation Committees and for his invaluable contributions toward increasing long-term shareholder value. We will certainly miss his great sense of humor and the wisdom and insight he provided as a Board member. Most importantly, the Company will benefit for years to come from his example of principled leadership based on honesty, integrity, fairness and equity. We wish John, his wife Carla and his family all the best in his retirement.”

Baker is Proprietor of John H. Baker Interests, a real estate and development company in Houston, Texas, and he also owns and manages a 1,500-acre ranch in southeast Texas that maintains an active cow-calf operation. He previously served on the Board of Trustees of Baylor College of Medicine, Houston Baptist University, and held numerous directorships with community banks throughout Texas.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

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